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[McLeodUSA Logo]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Investor Contact:  Bryce E. Nemitz
Press Contact:  Bruce A. Tiemann
MCLEODUSA_IR@MCLEODUSA.COM
Phone:   (319) 790-7800
FAX:     (319) 790-7767

FOR IMMEDIATE RELEASE

               MCLEODUSA REACHES RECAPITALIZATION AGREEMENTS WITH
                      FORSTMANN LITTLE AND SECURED LENDERS

   TRANSACTION WILL RETIRE BOND DEBT, REDUCE BANK DEBT AND INCREASE LIQUIDITY

       FORSTMANN LITTLE TO INCREASE EQUITY INVESTMENT BY $100 MILLION AND
         PURCHASE THE MCLEODUSA PUBLISHING BUSINESS FOR $535 MILLION TO
                          PROVIDE CASH FOR BOND TENDER

CEDAR RAPIDS, IOWA, DECEMBER 3, 2001 -- McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation's largest independent competitive local exchange carriers, announced today that it has reached agreements with Forstmann Little & Co. and the McLeodUSA Secured Lenders on a comprehensive recapitalization and financial restructuring plan. The plan, which is subject to agreement with the McLeodUSA bondholders and other security holders, would eliminate at least 95 percent of the Company's $2.9 billion of bond debt and the associated $300 million of annual interest expense. Concurrently, the Company is initiating an exchange offer under which its publicly-traded bonds will be tendered in exchange for not less than $560 million in cash, plus approximately 14 percent of McLeodUSA post-recapitalization common stock. The cash component of the exchange offer will be funded through the sale of the McLeodUSA telephone directory publishing business to Forstmann Little for $535 million.

As part of the recapitalization plan, which has been approved by the Company's Board of Directors, Forstmann Little will make a new common equity investment of $100 million to fund the balance of the cash being offered to bondholders and to provide additional working capital to the Company. Forstmann Little also has agreed to convert its existing preferred stock into common stock upon consummation of the recapitalization. After the

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closing of the transaction, Forstmann Little will own approximately 45 percent of the outstanding common equity of McLeodUSA.

Chief Operating and Financial Officer Chris A. Davis, who joined the Company in August 2001 to strengthen the Company's operational and financial management, said, "Since announcing our revised business strategy to refocus McLeodUSA on its core business, we have made excellent progress. However, we believe that the Company's significant amount of debt and associated interest payments are an impediment to our ability to effectively execute our plan. This prompted us to explore with Forstmann Little and our senior lenders various options that would result in a more appropriate capital structure for the Company. We believe that the plan we are announcing today presents the best approach to restructure the Company's debt in a timely, efficient manner."

The Company expects the recapitalization transaction to have no impact on its employees, customers or vendors. "McLeodUSA's commitment to provide our customers with the same level of quality service that they have long come to expect from McLeodUSA remains unchanged," said President and Chief Executive Officer Steve Gray. "This recapitalization positions the Company to pursue our long-term strategy within our existing 25-state footprint. In addition, we continue to believe that the marketing linkage between the telecommunications and publishing businesses remains important to both entities. Therefore, with the sale of our publishing business, we have negotiated an operating agreement that will allow McLeodUSA to retain the branding and advertising benefits we currently enjoy."

After careful consideration of various alternatives, the Company concluded that this action is in the best interests of all constituents. It provides a unique opportunity for the bondholders to realize an early, and significant, cash distribution with equity participation in a deleveraged enterprise with a committed sponsor. The Secured Lenders will achieve a reduction in debt commitments and the common shareholders will have a much greater potential for capital appreciation. The Company noted that the proposed transaction is distinguished by Forstmann Little's firm $535 million purchase offer for the telephone directory publishing business and agreement that McLeodUSA may seek superior competitive offers with no break-up fee. The Company has engaged Credit Suisse First Boston to immediately begin marketing McLeodUSA Publishing. McLeodUSA expects to complete the recapitalization transaction during the first or second quarter of 2002.

Highlights of the terms of the transaction:
     o Forstmann Little has committed to purchase McLeodUSA Publishing for $535 million with no financing contingency, subject only to customary closing conditions. Under the terms of the agreement with Forstmann Little, there is no break-up fee if the publishing business is purchased by another party, provided the recapitalization is completed.

     o Forstmann Little will make an additional equity investment of $100 million in new preferred stock, which is mandatorily convertible to common stock. Upon completion of the recapitalization, Forstmann Little will convert its preferred

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          Series D and Series E stock to new common stock and, including its new equity investment, will then hold approximately 45 percent of McLeodUSA post-recapitalization common stock.

     o Theodore J. Forstmann, as Chairman of the McLeodUSA Executive Committee, will continue his substantial ongoing involvement with the Company.

     o Chris A. Davis will remain Chief Operating and Financial Officer, Stephen C. Gray will remain President and Chief Executive Officer and Clark E. McLeod will remain Chairman of the Board of Directors.

     o In exchange for at least 95 percent of the outstanding $2.935 billion in bond debt, bondholders would receive their pro rata share of cash in an amount not less than $560 million. This cash payment will be funded by $535 million in net proceeds received from the sale of the publishing business and $25 million in cash from the new equity investment by Forstmann Little. Bondholders will also receive approximately 14 percent of the new McLeodUSA common stock upon completion of the recapitalization.

     o The Series A existing public preferred stock, including accrued dividends, will also be converted into common stock pro rata according to liquidation preference, and are expected, after completion of the recapitalization, to hold 11 percent of the new common stock.

     o Holders of existing Class A common stock are expected to retain 30 percent of the new shares.

     o McLeodUSA and its Secured Lenders have agreed to amend their existing $1.3 billion senior secured credit facility to permit the use of proceeds from the sale of the publishing business to retire outstanding bond debt in connection with the recapitalization. McLeodUSA and its Secured Lenders have also agreed to modify the credit agreement to allow the company to retain and use the proceeds from all currently identified future asset sales of non-core businesses and surplus assets for general working capital purposes in addition to capital expenditures.

     o Additional terms and conditions of the transactions are outlined in the solicitation documentation, which will be sent to security holders.

Subject to the completion of the recapitalization transaction, the Company has agreed with its Secured Lenders that it will (1) reduce its current revolver by $140 million and (2) offer for sale its Illinois Consolidated Telephone Company
(ICTC) regulated incumbent local exchange subsidiary. This sale is expected to occur within 14 months after the consummation of the recapitalization, with up to $225 million of the proceeds applied to reduce the Company's term loan commitments. McLeodUSA would expect to include the necessary operating arrangements with ICTC in order to ensure effective continuation of service to McLeodUSA customers.

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The Company has indicated that while it will seek the requisite 95 percent of bondholder acceptances of the exchange offer, it may pursue the administrative convenience of the court system through a voluntary pre-packaged Chapter 11 in order to achieve retirement of all outstanding bond issues and to accomplish the recapitalization in an expeditious manner. In the event that the Company commences a court proceeding, McLeodUSA expects to operate its business in the ordinary course without interruption and with no impact on its employees, suppliers and customers. Importantly, the Company noted that the in-court alternative, if commenced, is expected to include only the holding company, McLeodUSA Incorporated. It is planned that the Company's operating subsidiaries, including McLeodUSA Telecommunications, McLeodUSA Publishing and ICTC, would be excluded from the filing.

The Company has engaged the firms of Houlihan Lokey Howard & Zukin Capital and Skadden, Arps, Slate, Meagher & Flom to provide financial and legal counsel in connection with the recapitalization transaction.

The Company and its advisors are planning to host a conference call with the Company's bondholders on Tuesday, December 11, 2001 at 10:00 a.m. EST. The call may be accessed at 877-381-6511 (U.S.) or 706-634-6027 (International), password "McLeodUSA". A replay will be available approximately 2 hours after completion of the call at 800-642-1687 (U.S.) or 706-645-9291 (International), Conference Call ID No. 2587331. The audio replay will be available until midnight EST on December 14, 2001.
The call will also be Webcast live and available via replay at:
HTTP://WWW.MCLEODUSA.COM/IR/STREAMINGMEDIA.PHP3.

For more information on the exchange offer, bondholders may contact Houlihan Lokey Howard & Zukin at 612-338-2910.

ABOUT MCLEODUSA
McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of September 30, 2001, 393 ATM switches, 58 voice switches, 437 collocations, 520 DSLAMs, over 31,000 route miles of fiber optic network and 10,700 employees. In the next 12 months, McLeodUSA plans to distribute 34 million telephone directories in 26 states, serving a population of 58 million. McLeodUSA is traded on The Nasdaq Stock Market(R) under the symbol MCLD. Visit the Company's web site at WWW.MCLEODUSA.COM.

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements include projections of financial and operational results and goals, including revenue, EBITDA, profitability, savings and cash. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our

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predictions and actual results may vary. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend," "continue" or "potential" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause actual events or results of McLeodUSA to be materially different from the forward-looking statements include availability of financing and regulatory approvals; the number of potential customers in a target market; the existence of strategic alliances or relationships; technological, regulatory or other developments in the industry; changes in the competitive climate in which McLeodUSA operates; and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is filed with the Securities and Exchange Commission.